Exhibit 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FIRST CONNECTICUT BANCORP, INC.

The undersigned, John J. Patrick, Jr., an individual over the age of 18, whose address is One Farm Glen Road, Farmington, Connecticut 06032, acting as sole incorporator, does hereby form a corporation under the general laws of the State of Maryland, having the following Articles of Incorporation:

ARTICLE 1.    Name.   The name of the corporation is First Connecticut Bancorp, Inc. (herein the “Corporation”).

ARTICLE 2.    Principal Office.   The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.

ARTICLE 3.    Purpose.

A.  To pursue any or all of the lawful objectives of a bank holding company and to exercise all of the express, implied and incidental powers conferred by such laws and by all amendments or supplements to such laws, subject to all lawful and applicable rules, regulations and orders of the Banking Commissioner of the State of Connecticut (the “Commissioner”), the Federal Reserve Board, or any other state or federal agency having the authority to supervise or regulate the Corporation and the conduct of its business.

B.  Subject to the foregoing paragraph A hereof, to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE 4.    Resident Agent.   The name and address of the registered agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. Said resident agent is a Maryland corporation.

ARTICLE 5.    Capital Stock

                A.   Authorized Stock.   The total number of shares of capital stock of all classes which the Corporation has authority to issue is thirty-two million (32,000,000) shares, consisting of:

                                1.   Two million (2,000,000) shares of preferred stock, par value one cent ($.01) per share (the “Preferred Stock”); and

                                2.   Thirty million (30,000,000) shares of common stock, par value one cent ($.01) per share (the “Common Stock”).

The aggregate par value of all the authorized shares of capital stock is three hundred and twenty thousand dollars ($320,000).  Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of the stockholders of the Corporation.  The Corporation shall have the authority to purchase its capital stock out of funds lawfully available therefor, which funds shall include, without limitation, the Corporation’s unreserved and unrestricted capital surplus, subject to applicable law and regulations.  The Board of Directors, pursuant to a resolution approved by a majority of the Whole Board (rounded up to the nearest whole number), and without action by the stockholders, may amend these Articles of Incorporation to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.  For the purposes of these Articles, the term “Whole Board” shall mean the total number of directors that the Corporation would have if there were no vacancies on the Board of Directors at the time any such resolution is presented to the Board of Directors for adoption.

B.   Common Stock.   Except as provided under the terms of any series of Preferred Stock and as limited by Section D of this Article 5, the exclusive voting power shall be vested in the Common Stock, the holders thereof being entitled to one vote for each share of such Common Stock standing in the holder’s name on the books of the Corporation. Subject to any rights and preferences of any series of Preferred Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after payment or provision for payment of all debts and liabilities of the Corporation, distribution of the Liquidation Account established for certain depositors of Farmington Bank pursuant to the Plan of Conversion and Reorganization dated January 25, 2011, as amended and restated on February 14, 2011 (the “Plan of Conversion”), and payment or provision for payment of any amounts owed to the holders of any series of Preferred Stock having preference over the Common Stock on distributions on liquidation, dissolution or winding up of the Corporation.

                C.   Preferred Stock.   The Board of Directors is hereby expressly authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of the Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required by law or pursuant to the terms of such Preferred Stock.

                D.   Restrictions on Voting Rights of the Corporation’s Equity Securities.

1.  Notwithstanding any other provision of these Articles of Incorporation, for a period of seven (7) years after the Corporation becomes the beneficial owner of 100% of Farmington Bank’s common stock, without the Commissioner’s prior written approval, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of the Corporation’s capital stock.  If a person violates this prohibition, the Corporation shall not permit the person to vote shares in excess of 10% and shall not count the shares in excess of 10% in any shareholder vote. The foregoing restriction shall not apply to (i) any offer with a view toward public resale made solely and exclusively to the Corporation, the underwriters or a selling group acting on the Corporation’s behalf; or (ii) any of the Corporation’s tax-qualified employee stock benefit plans, provided that the plan or plans do not beneficially own more than twenty-five percent of any class of the shares in the aggregate.

                For the purposes of this section:

(i)
a person shall be deemed to acquire beneficial ownership of more than 10% of a class of the Corporation’s stock if such person holds any combination of stock or revocable or irrevocable proxies under circumstances that give rise to a conclusive control determination under 12 CFR 574.4(a) or a rebuttable control determination under 12 CFR 574.4(b). It will be presumed that a person has acquired shares if such person entered into a binding written agreement for the transfer of shares;

(ii)	an offer is made when it is communicated. An offer does not include non-binding expressions of understanding or letters of intent regarding the terms of a potential acquisition; and

(iii)	a “person” shall mean any individual, firm, corporation or other entity.

                             3.  The Board of Directors shall have the power to construe and apply the provisions of this Section D and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (i) the number of shares of voting stock beneficially owned by any person, (ii) the application of any other definition or operative provision of this Section D to the given facts, or (iii) any other matter relating to the applicability or effect of this Section.

                             4.  The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own a class of capital stock in excess of the Limit (or holds of record voting stock beneficially owned by any person in excess of the Limit) (a “Holder in Excess”) supply the Corporation with complete information as to (i) the record owner(s) of all shares beneficially owned by such Holder in Excess, and (ii) any other factual matter relating to the applicability or effect of this section as may reasonably be requested of such Holder in Excess. The Board of Directors shall further have the right to receive from any Holder in Excess reimbursement for all expenses incurred by the Board in connection with its investigation of any matters relating to the applicability or effect of this section on such Holder in Excess, to the extent such investigation is deemed appropriate by the Board of Directors as a result of the Holder in Excess refusing to supply the Corporation with the information described in the previous sentence.

                             5.  Any constructions, applications, or determinations made by the Board of Directors pursuant to this Section D in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its stockholders.

                             6.  In the event any provision (or portion thereof) of this Section D shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section D shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of the Corporation and its stockholders that each such remaining provision (or portion thereof) of this Section D remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

                E.            Majority Vote. Except for any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in these Articles of Incorporation and the Bylaws.

                F.            Quorum.  Except as otherwise provided by law or expressly provided in this Section D, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to a majority of the votes (after giving effect, if required, to the provisions of this Section D) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in the Articles of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

ARTICLE 6.      Preemptive Rights and Appraisal Rights.

A.   Preemptive Rights.  No holder of the capital stock of the Corporation or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued capital stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for capital stock of any class or series, or carrying any right to purchase stock of any class or series, except such as may be established by the Board of Directors.

B.   Appraisal Rights.   Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, pursuant to a resolution approved by a majority of the directors then in office, shall determine that such rights apply with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

ARTICLE 7.      Directors.  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                A.   Management of the Corporation. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. All powers of the Corporation may be exercised by or under the authority of the Board of Directors, except as conferred on or as reserved to the stockholders by law or by these Articles of Incorporation or the Bylaws of the Corporation.

                B.   Number, Class and Terms of Directors; Cumulative Voting.  The Board of Directors which shall consist of not less than six (6) nor more than twelve (12) members. The number of directors of the Corporation constituting the initial Board of Directors shall be seven (7) and shall thereafter be fixed from time to time at such number as the Board of Directors may by resolution determine in accordance with the Bylaws of the Corporation, provided, however,  that such number shall never be less than the minimum number of directors required by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force. The Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as reasonably possible, with the directors in each class to hold office until their successors, if any, are elected and qualified. Each member of the Board of Directors in Class I shall hold office until the annual meeting of shareholders in 2012, each member of the Board of Directors in the Class II shall hold office until the annual meeting of shareholders in 2013 and each member of the Board of Directors in Class III shall hold office until the annual meeting of shareholders in 2014. At each annual meeting of the shareholders of the Corporation, the successors, if any, to the class of directors whose terms expire at that meeting shall be elected to hold office for terms expiring at the later of the annual meeting of shareholders held in the third year following the year of their election or the election and qualification of the successors, if any, to such class of directors.

The class and name of each initial director of the Corporation are set forth below:

Name	Next Date of Election

David Drew	2014

Kevin S. Ray	2013

Robert F. Edmunds, Jr.	2012

John J. Carson	2013

John J. Patrick, Jr., Chairman	2012

Ronald A. Bucchi	2013

Michael A. Ziebka	2014

Stockholders shall not be permitted to cumulate their votes in the election of directors.

                C.  Vacancies. Any vacancies in the Board of Directors may be filled in the manner provided in the Bylaws of the Corporation.

                D.   Removal.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article 5 hereof) voting together as a single class.

                E.   Stockholder Proposals and Nominations of Directors.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE 8.      Bylaws.   The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation.  Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board.  The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation.  In addition to any vote of the holders of any class or series of stock of the Corporation required by law or by these Articles, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article 5 hereof), voting together as a single class, shall be required for the adoption, amendment or repeal of any provisions of the Bylaws of the Corporation by the stockholders.

ARTICLE 9.       Evaluation of Certain Offers.   The Board of Directors, when evaluating (i) any offer of another Person (as defined below) to (A) make a tender or exchange offer for any equity security of the Corporation, (B) merge or consolidate the Corporation with another corporation or entity, or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation or (ii) any other actual or proposed transaction which would or may involve a change in control of the Corporation (whether by purchases of shares of stock or any other securities of the Corporation in the open market, or otherwise, tender offer, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of the assets of the Corporation, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of the Corporation and its stockholders and in making any recommendation to the Corporation’s stockholders, give due consideration to all relevant factors, including, but not limited to: (A) the economic effect, both immediate and long-term, upon the Corporation’s stockholders, including stockholders, if any, who do not participate in the transaction; (B) the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, the Corporation and its subsidiaries and on the communities in which the Corporation and its subsidiaries operate or are located; (C) whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of the Corporation; (D) whether a more favorable price could be obtained for the Corporation’s stock or other securities in the future; (E) the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of the Corporation and its subsidiaries; (F) the future value of the stock or any other securities of the Corporation or the other entity to be involved in the proposed transaction; (G) any antitrust or other legal and regulatory issues that are raised by the proposal; (H) the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and (I) the ability of the Corporation to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations. If the Board of Directors determines that any proposed transaction of the type described in clause (i) or (ii) of the immediately preceding sentence should be rejected, it may take any lawful action to defeat such transaction, including, but not limited to, any or all of the following: advising stockholders not to accept the proposal; instituting litigation against the party making the proposal; filing complaints with governmental and regulatory authorities; acquiring the stock or any of the securities of the Corporation; selling or otherwise issuing authorized but unissued stock, other securities or granting options or rights with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the party making the proposal; and obtaining a more favorable offer from another individual or entity. This Article 9 does not create any inference concerning factors that may be considered by the Board of Directors regarding any proposed transaction of the type described in clause (i) or (ii) of the first sentence of this Article 9.

For purposes of this Article 9, a “Person” shall include an individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group or entity formed for the purpose of acquiring, holding or disposing of securities.

ARTICLE 10.    Certain Business Combinations.  Without limiting the restrictions of Section D of Article 5 above, the provisions of Sections 3-602 and 3-603 of the MGCL as in effect on January 25, 2011 (or any succeeding, substantially similar statutory provisions) regarding the prohibition of a business combination with an Interested Shareholder (as defined therein) shall apply to the Corporation and are incorporated herein by reference.

ARTICLE 11.    Consolidation, Merger, Share Exchange or Transfer of Shares.  Without limiting the restrictions of Section D of Article 5 and Article 10 above, and except as otherwise provided in the MGCL, a consolidation, merger, share exchange or transfer of shares shall be approved by the affirmative vote of the majority of the Board of Directors of the Corporation and the affirmative vote of two-thirds of all the votes entitled to be cast on the matter (after giving effect to the provisions of Section D of Article 5).

ARTICLE 12.  Indemnification, etc. of Directors and Officers

A.   Indemnification.   The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the MGCL now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

                B.   Procedure.   If a claim under Section A of this Article 12 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 12 or otherwise shall be on the Corporation.

                C.   Non-Exclusivity.   The rights to indemnification and to the advancement of expenses conferred in this Article 12 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Articles of Incorporation, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

                D.   Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGCL.

                E.  Miscellaneous.   The Corporation shall not be liable for any payment under this Article 12 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 12 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Any repeal or modification of this Article 12 shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 12 is in force.

ARTICLE 13.    Limitation of Liability.   An officer or director of the Corporation, as such, shall not be liable to the Corporation or its stockholders for money damages, except (A) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; (B) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or (C) to the extent otherwise provided by the MGCL. If the MGCL is amended to further eliminate or limit the personal liability of officers and directors, then the liability of officers and directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE 14.    Amendment of the Articles of Incorporation.   The Corporation reserves the right to amend or repeal any provision contained in these Articles in the manner prescribed by the MGCL, including any amendment altering the terms or contract rights, as expressly set forth in these Articles, of any of the Corporation’s outstanding stock by classification, reclassification or otherwise, and no stockholder approval shall be required if the approval of stockholders is not required for the proposed amendment or repeal by the MGCL, and all rights conferred upon stockholders are granted subject to this reservation.

The Board of Directors, pursuant to a resolution approved by a majority of the Whole Board (rounded up to the nearest whole number), and without action by the stockholders, may amend these Articles to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

No proposed amendment or repeal of any provision of these Articles shall be submitted to a stockholder vote unless the Board of Directors shall have (1) approved the proposed amendment or repeal, (2) determined that it is advisable, and (3) directed that it be submitted for consideration at either an annual or special meeting of the stockholders pursuant to a resolution approved by the Board of Directors. Any proposed amendment or repeal of any provision of these Articles may be abandoned by the Board of Directors at any time before its effective time upon the adoption of a resolution approved by a majority of the Whole Board (rounded up to the nearest whole number).

The amendment or repeal of any provision of these Articles shall be approved by at least two-thirds of all votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote on the matter (after giving due effect to the provisions of Article 5 of these Articles), except that the proposed amendment or repeal of any provision of these Articles need only be approved by the vote of a majority of all the votes entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote on the matter (after giving due effect to the provisions of Article 5 of these Articles) if the amendment or repeal of such provision is approved by the Board of Directors pursuant to a resolution approved by at least two-thirds of the Whole Board (rounded up to the nearest whole number).

Notwithstanding any other provision of these Articles or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by these Articles, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (after giving effect to the provisions of Article 5), voting together as a single class, shall be required to amend or repeal this Article 14, Article 5, Article 6, Article 7, Article 8, Article 9, Article 10, Article 11, Article 12 and Article 13.

ARTICLE 15.    Liquidation Account.   Under regulations of the Connecticut Department of Banking, the Corporation must establish and maintain a liquidation account (the “Liquidation Account”) for the benefit of certain Eligible Account Holders and Supplemental Eligible Account Holders as defined in the Plan of Conversion. In the event of a complete liquidation involving (i) the Corporation or (ii) Farmington Bank, the Corporation must comply with the regulations of the Connecticut Department of Banking and the provisions of the Plan of Conversion with respect to the amount and priorities of each Eligible Account Holder’s and Supplemental Eligible Account Holder’s interests in the Liquidation Account. The interest of an Eligible Account Holder or Supplemental Eligible Account Holder in the Liquidation Account does not entitle such account holders to voting rights.

I, THE UNDERSIGNED, being the Chairman of the Board of Directors, do make, file and record these Amended and Restated Articles of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this 17th day of February, 2011.

/s/ John J. Patrick, Jr.
John J. Patrick, Jr.